Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

GS Finance Corp. $30,000,000 Index-Linked Notes due 2025 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 30, 2025) is based on the lesser performing of the S&P North American Technology Sector Index, the NASDAQ-100 Technology Sector Index and the Technology Select Sector Index as measured from the trade date (September 25, 2020) to and including the determination date (September 25, 2025).

If the final level of each index on the determination date is greater than or equal to its initial level of 1,231.16 with respect to the S&P North American Technology Sector Index, 6,267.167 with respect to the NASDAQ-100 Technology Sector Index and 1,148.09 with respect to the Technology Select Sector Index, the return on your notes will be zero or positive.

If the final level of any index is less than its initial level, the return on your notes will be negative.

The amount that you will be paid on your notes at maturity is based on the performance of the index with the lowest index return. The index return for each index is the percentage increase or decrease in the final level of such index from its initial level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the index return of each index is greater than or equal to 0% (the final level of each index is greater than or equal to its initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.585 times (c) the lesser performing index return; or

•

if the index return of any index is less than 0% (the final level of any index is less than its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing index return times (b) $1,000. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $940 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	September 30, 2020	Original issue price:	100% of the face amount
Underwriting discount:	4.1% of the face amount	Net proceeds to the issuer:	95.9% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 297 dated September 25, 2020.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $940 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $60 per $1,000 face amount).

Prior to September 25, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 24, 2021). On and after September 25, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•General terms supplement no. 8,671 dated July 1, 2020

•Prospectus supplement dated July 1, 2020

•Prospectus dated July 1, 2020

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

Terms AND CONDITIONS (Terms From Pricing Supplement No. 297 Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no. 297 dated September 25, 2020 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Index-Linked Notes due 2025 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated July 1, 2020. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated July 1, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated July 1, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated July 1, 2020, unless the context otherwise requires.

CUSIP / ISIN: 40057CX97 / US40057CX976

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the S&P North American Technology Sector Index (current Bloomberg symbol: “SPGSTI Index”), or any successor underlier, the NASDAQ-100 Technology Sector Index (current Bloomberg symbol: “NDXT Index”), or any successor underlier, and the Technology Select Sector Index (current Bloomberg symbol: “IXT Index”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $30,000,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•

if the final underlier level of each underlier is greater than or equal to its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the lesser performing underlier return; or

•	if the final underlier level of any underlier is less than its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Initial underlier level: 1,231.16 with respect to the S&P North American Technology Sector Index, 6,267.167 with respect to the NASDAQ-100 Technology Sector Index and 1,148.09 with respect to the Technology Select Sector Index

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “—Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Upside participation rate: 158.5%

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trade date: September 25, 2020

Original issue date: September 30, 2020

Determination date: September 25, 2025, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date: September 30, 2025, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: with respect to an underlier, on any trading day, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier

Trading day: with respect to an underlier, a day on which the respective principal securities markets for all of its underlier stocks are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to an underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any other unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed determination date. If the determination date is postponed due to a market disruption event with respect to any underlier, the final underlier level with respect to the determination date will be calculated based on (i) for any underlier that is not affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed determination date with respect to such underlier as to which a market disruption event continues through the last possible postponed determination date. As a result, this could result in the final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: If an underlier sponsor discontinues publication of an underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the publication of an underlier is discontinued and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (i) an underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underliers.

Overdue principal rate: the effective Federal Funds rate

LIMITED EVENTS OF DEFAULT

The only events of default for the notes are (i) payment defaults that continue for a 30 day-grace period and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes - that is, they will not be entitled to declare the face or principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued Under the 2008 GSFC Indenture” in the accompanying prospectus for further details.

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	158.5%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-57. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
150.000%	179.250%
140.000%	163.400%
130.000%	147.550%
120.000%	131.700%
110.000%	115.850%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
20.000%	20.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final underlier level of the lesser performing underlier were determined to be 20.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 20.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 80.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level of the lesser performing underlier were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels of the lesser performing underlier are expressed as percentages of its initial underlier level. The chart shows that any hypothetical final underlier level of the lesser performing underlier of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier levels determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,671. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-10 of the accompanying general terms supplement no. 8,671.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of any underlier is less than its initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other Than the Determination Date

The final underlier level of each underlier will be based on the closing level of such underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of one underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop.  Although the actual closing levels of the underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the underliers on the determination date, you will not benefit from the closing levels of the underliers at any time other than on the determination date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underliers. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underliers. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underliers.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier or underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The S&P North American Technology Sector Index is Concentrated in the Information Technology Sector as well as the Internet and Direct Marketing Retail, Interactive Home Entertainment and Interactive Media and Services Sub-Industries and Does Not Provide Diversified Exposure

The S&P North AmericanTechnology Sector Index is not diversified. The S&P North American Technology Sector Index’s constituents are concentrated in the Information Technology sector as well as the Internet and Direct Marketing Retail, Interactive Home Entertainment and Interactive Media and Services sub-industries, which means the S&P North American Technology Sector Index is more likely to be more adversely affected by any negative performance of the Information Technology sector and the Internet and Direct Marketing Retail, Interactive Home Entertainment and Interactive Media and Services sub-industries than an index that has more diversified constituents across a number of sectors. Market or economic factors impacting companies assigned to these categories and companies that rely heavily on technological advances could have a major effect on the value of the S&P North American Technology Sector Index’s constituents. The value of stocks of companies assigned to these categories and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of companies assigned to these categories and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Companies assigned to these categories are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies assigned to these categories may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NASDAQ-100 Technology Sector Index, Which May Have an Adverse Effect on the Level of the NASDAQ-100 Technology Sector Index and on Your Notes

Pursuant to the NASDAQ-100 Technology Sector Index methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure the NASDAQ-100 Technology Sector Index’s  integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100 Technology Sector Index. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NASDAQ-100 Technology Sector Index and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

The NASDAQ-100 Technology Sector Index is Concentrated in the Technology Industry and Does Not Provide Diversified Exposure

The NASDAQ-100 Technology Sector Index is not diversified. The NASDAQ-100 Technology Sector Index’s assets are concentrated in the technology industry, which means the NASDAQ-100 Technology Sector Index is more likely to be more adversely affected by any negative performance of the technology industry than an index that has more diversified holdings across a number of sectors. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the NASDAQ-100 Technology Sector Index’s constituents. The value of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology industry may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to underliers that are comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The Technology Select Sector Index is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure

The Technology Select Sector Index is not diversified. The Technology Select Sector Index’s constituents are concentrated in the Information Technology sector, which means the Technology Select Sector Index is more likely to be more adversely affected by any negative performance of the Information Technology sector than an index that has more diversified constituents across a number of sectors. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the Technology Select Sector Index’s constituents. The value of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the Information Technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

In addition, the Technology Select Sector Index was reconstituted in September 2018 to reflect updates to the GICS structure, which reduced diversification of the Technology Select Sector Index’s constituents. As a result of the GICS changes, certain companies from the Information Technology sector or the former Telecommunication Services sector were reclassified under the new Communication Services sector or the Consumer Discretionary sector. For example, due to the reclassification, several large companies generally recognized as technology companies, such as Facebook Inc. and Alphabet Inc., were moved out of the Information Technology sector into the new Communication Services sector. The Technology Select Sector Index now tracks the performance of only those technology companies that remain in the Technology Select Sector Index following its reconstitution, which excludes companies that have been reclassified under the Communication Services sector or the Consumer Discretionary sector. Consequently, the Technology Select Sector Index is less diversified than it was before this change. For more information, please see “The Technology Select Sector Index Was Reconstituted in September 2018 and No Longer Provides Exposure to Certain Companies that Were Previously Included in the Technology Select Sector Index and Heavily Weighted in the Technology Select Sector Index” below.

The Technology Select Sector Index May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the Technology Select Sector Index is comprised of 72 stocks as of September 22, 2020, just two stocks –Apple Inc. and Microsoft Corporation– account for over 43.85% of the weight of the Technology Select Sector Index. As a result, a decline in the prices of one or both of these stocks, including as a result of events negatively affecting one or both of these companies, may have the effect of significantly lowering the level of the Technology Select Sector Index even if none of the other stocks comprising the Technology Select Sector Index are affected by such events. Because of the weighting of the constituents of the Technology Select Sector Index, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an Technology Select Sector Index that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks included in such underlier.

The Technology Select Sector Index Was Reconstituted in September 2018 and No Longer Provides Exposure to Certain Companies that Were Previously Included in the Technology Select Sector Index and Heavily Weighted in the Technology Select Sector Index

Before the recent changes to the GICS® were implemented, the Technology Select Sector Index was designed to measure the performance of the companies assigned to the GICS® Information Technology sector and Telecommunication Services sector. As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the GICS® structure, which changes were effective for the Technology Select Sector Index as of the open of business on September 24, 2018. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications).

As a result of the above changes, certain companies from the Information Technology sector or the former Telecommunication Services sector were reclassified under the new Communication Services sector or the Consumer Discretionary sector. For example, due to the reclassification, Facebook Inc., Alphabet Inc., Verizon Communications Inc., AT&T Inc., Activision Blizzard Inc., Electronic Arts Inc., Twitter Inc., Centurylink Inc. and Take-Two Interactive Software were moved from the Technology Select Sector Index to the Communication Services Select Sector Index, and eBay Inc. was moved from the Technology Select Sector Index to the Consumer Discretionary Select Sector Index. Prior to the removal of these companies, such companies represented a significant percentage (more than 25%) of the weight of the Technology Select Sector Index. In particular, just three of the above stocks — Facebook Inc., Alphabet Inc. Class C and Alphabet Inc. Class A — accounted for over 17% of the weight of the Technology Select Sector Index prior to their removal.

It is possible that the stocks removed from the Technology Select Sector Index will perform better than the reconstituted Technology Select Sector Index, in which case the performance of your notes will be less than if the Technology Select Sector Index had not been affected by the GICS updates. Consequently, this change could adversely affect the performance of the Technology Select Sector Index over the term of the notes and, in turn, the return of the notes.

Limited Historical Information is Available Regarding the Technology Select Sector Index’s Performance Subsequent to the Recent Changes to its Constituents

The Technology Select Sector Index was reconstituted on September 24, 2018. Prior to its reconstitution, the Technology Select Sector Index was designed to measure the performance of companies assigned to the Information Technology sector and the former Telecommunication Services sector. The reconstituted Technology Select Sector Index now measures the performance of the companies assigned to the Information Technology sector. Moreover, a number of companies from the Information Technology sector were reclassified under the new Communication Services sector or the Consumer Discretionary sector and consequently removed from the Technology Select Sector Index. As a result, the performance of the Technology Select Sector Index prior to its reconstitution in September 2018 might have been meaningfully different. As a result, limited historical Technology Select Sector Index performance information will be available for you to consider in making an independent investigation of the Technology

Select Sector Index performance, which may make it difficult for you to make an informed decision with respect to the notes.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underliers

S&P North American Technology Sector Index

The S&P North American Technology Sector Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on May 4, 2007 based on an initial value of 100; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P North American Technology Sector Index is designed to measure the performance of U.S. and Canadian companies that are listed on an eligible U.S. exchange and classified under the Global Industry Classification Standard (GICS) Information Technology sector or any of the Internet and Direct Marketing Retail, Interactive Home Entertainment or Interactive Media and Services sub-industries. The S&P North American Technology Sector Index is float-adjusted market capitalization weighted, subject to certain diversification rules, and is calculated in U.S. dollars ($). The S&P North American Technology Sector Index draws constituents from the S&P Total Market Index (S&P TMI) and the S&P/TSX Composite Index based on various eligibility factors, including market capitalization, liquidity, public float, exchange listing and GICS classification. The S&P North American Technology Sector Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-north-american-technology-sector-index and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

As of September 22, 2020, the 294 stocks included in the S&P North American Technology Sector Index were divided into 3 Global Industry Classification Sectors (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (73.03%), Communication Services (16.92%) and Consumer Discretionary (10.05%). The Interactive Home Entertainment and Interactive Media and Services sub-industries are assigned to the Communication Services sector. The Internet and the Direct Marketing Retail sub-industry is assigned to the Consumer Discretionary sector. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

As of September 22, 2020, the top ten constituents of the S&P North American Technology Sector Index (and their respective weightings) were: Microsoft Corporation (8.56%), Amazon.com Inc. (8.35%), Apple Inc. (8.35%), Facebook, Inc. (6.15%), Alphabet Inc. Class A (4.09%), Alphabet Inc. Class C (4.01%), Visa Inc. Class A (3.39%), NVIDIA Corporation (3.13%), Mastercard Incorporated Class A (2.97%) and Adobe Inc. (2.34%). The foregoing constituent and weighting information about the S&P North American Technology Sector Index was obtained from Bloomberg Financial Services without independent verification.

As of September 22, 2020, the countries which comprise the S&P North American Technology Sector Index represent the following weights in the index: United States (96.97%), Ireland (1.62%), Canada (1.39%) and Puerto Rico (0.02%); country weightings may be found at spglobal.com/spdji/en/indices/equity/sp-north-american-technology-sector-index under “Factsheet” and are updated periodically.

Constituents with Weights Equal to or in Excess of 5% of the Index as of September 25, 2020

Microsoft Corporation, Amazon.com Inc., Apple Inc., Facebook, Inc. and Alphabet Inc. are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these index stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced index stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Apple Inc., Amazon.com Inc., Microsoft Corporation, Facebook, Inc. and Alphabet Inc. from January 1, 2015 through September 25, 2020, adjusted for corporate events, if applicable.  We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the index stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Microsoft Corporation is a technology company. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37845.

Historical Performance of Microsoft Corporation

According to publicly available information, Amazon.com, Inc. is an online retailer. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 000-22513.

Historical Performance of Amazon.com, Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36743. The daily historical closing levels for Apple Inc. in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on August 31, 2020.

Historical Performance of Apple Inc.

According to publicly available information, Facebook, Inc. is an online social networking service. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-35551.

Historical Performance of the Class A Common Stock of Facebook, Inc.

According to publicly available information, Alphabet Inc. is a holding company for a collection of businesses, the largest of which is Google Inc. On October 2, 2015, Alphabet Inc. became the successor SEC registrant to, and parent holding company of, Google Inc. in connection with a holding company reorganization. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37580.

Historical Performance of the Class A Common Stock of Alphabet Inc.

In the graph, the vertical solid line marker reflects the date Alphabet Inc. became the successor SEC registrant to Google Inc. The historical closing prices to the left of the vertical solid line marker reflect the Class A common stock of Google Inc. and the historical closing prices to the right of the vertical solid line marker reflect the Class A common stock of Alphabet Inc.

Historical Performance of the Class C Capital Stock of Alphabet Inc.

In the graph, the vertical solid line marker reflects the date Alphabet Inc. became the successor SEC registrant to Google Inc. The historical closing prices to the left of the vertical solid line marker reflect the Class C capital stock of Google Inc. and the historical closing prices to the right of the vertical solid line marker reflect the Class C capital stock of Alphabet Inc.

Index Construction

To be eligible for inclusion in the S&P North American Technology Sector Index, a company must be a constituent of either the S&P TMI or the S&P/TSX Composite Index and must also satisfy the eligibility criteria below. For more information about the S&P TMI and the S&P/TSX Composite Index, see “S&P Total Market Index (S&P TMI)” and “S&P/TSX Composite Index” below.

In addition to being a constituent of either the S&P TMI or the S&P/TSX Composite Index, a company must also satisfy the following eligibility criteria in order to be eligible inclusion in the S&P North American Technology Sector Index.

•

Market capitalization. At each reconstitution, a company must have a full market capitalization above $1.4 billion as of the reconstitution reference date to be added to the index. Current index constituents with a full market capitalization below $700 million are removed from the index.

•

Liquidity. A company’s stock must have a liquidity ratio greater than 30%. The liquidity ratio is the annualized dollar value traded over the previous six months divided by the average full market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings (IPOs) or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months but more than 22 trading days, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current index constituents with a liquidity ratio less than 15%, based on annualized dollar value traded for the prior six calendar months, are removed from the index.

•

Public float. A company with float below 20% is not eligible. Current index constituents with float below 10% are removed from the index. For more information about float adjustment, see “S&P Total Market Index (S&P TMI)” below.

•

Exchange Listing. A company’s stock must trade on the NYSE (including NYSE Arca), NYSE American, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or

Cboe EDGX (formerly Bats EDGX). Only common shares outstanding are eligible for inclusion. Canadian companies with stock listed on the above exchanges are eligible for inclusion. American depositary receipts (ADRs) are not eligible for inclusion.

•

Sector Classification. A company must be classified under the Information Technology sector, Internet & Direct Marketing Retail sub-industry, Interactive Home Entertainment sub-industry or Interactive Media & Services sub-industry.

All publicly listed multiple share class lines are eligible for index inclusion, subject to meeting these eligibility criteria.

At each quarterly rebalancing, if the number of index constituents is less than 22 after applying the rules set forth in the eligibility criteria above, the market capitalization requirement is relaxed so that next largest non-constituent in the eligible universe is added until there are 22 constituents.

Constituent Weightings

The S&P North American Technology Sector Index is float-adjusted market capitalization weighted, subject to certain diversification rules. The weight removed from an index constituent, due to that constituent exceeding the diversification rules, is proportionally redistributed among all other uncapped index constituents. The weight of a particular index constituent is capped at 8.5%.

The following procedure is used to ensure that no index constituent exceeds the maximum weight of 8.5% as of the rebalancing reference date:

1. The reference date for pricing is the second Thursday of March, June, September, and December.

2. With prices reflected on the pricing reference date, and membership, shares outstanding and IWFs as of the rebalancing effective date, each index constituent is weighted by float-adjusted market capitalization.

3. If an index constituent’s weight exceeds 8.5%, that constituent’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped index constituents. If, after this redistribution, any index constituent breaches the weight cap the process is repeated iteratively until no index constituent breaches the capping rule.

4. Then, the aggregate weight of the index constituents with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5. If the rule in step 4 is breached, all the index constituents are ranked in descending order of their weights and the index constituent with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in step 4 is satisfied or its individual weight falls to 4.5%.

6. This excess weight is proportionally redistributed to all index constituents with weights below 4.5%. Any index constituent that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until step 4 is satisfied or until all index constituents are greater than or equal to 4.5%.

Index Calculation

The S&P North American Technology Sector Index is calculated as the index market value divided by the divisor using the divisor methodology used in all S&P’s equity indices, including the S&P TMI. See “S&P Total Market Index (S&P TMI)” below for more information.

Index Maintenance

The S&P North American Technology Sector Index is maintained by the Americas Thematic and Strategy Index Committee, which reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Americas Thematic and Strategy Index Committee may revise index policy covering rules for selecting companies, share counts or other matters.

The S&P North American Technology Sector Index is reviewed semi-annually. The reconstitution is effective after the market close of the third Friday of June and December. The reconstitution reference date is after the market close of the last trading day of the previous month. Rebalancing occurs quarterly, after the close of the third Friday of March, June, September and December, using prices from the close of the second Thursday of the respective month. The Americas Thematic and Strategy Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date.

Additions

No additions are made between semi-annual reconstitutions, except for spin offs. All companies not already in the index, which meet the eligibility criteria on the reconstitution reference date, are added to the index before the market opens for trading on the reconstitution date.

Deletions

A company can be deleted from the S&P North American Technology Sector Index between rebalancings due to corporate events such as mergers, acquisitions, takeover or delistings. Deleted constituents are not replaced. If a company’s GICS classification changes and it no longer belongs to a qualifying category after the classification change, it is removed from the index at the next reconstitution.

Spin-offs

Spun-off companies are added to the index at zero price after the market close of the day before the ex-date (with no divisor adjustment).

If a spun-off company remains in the S&P TMI or the S&P/TSX Composite Index, both the parent company and the spun-off company will remain in the S&P North American Technology Sector Index until the next index reconstitution, at which time each will be evaluated for continued membership in the index.

If a spun-off company is removed from the S&P TMI or the S&P/TSX Composite Index, the spun-off company is removed from the S&P North American Technology Sector Index after the close of its first day of regular way trading (with divisor adjustments).

Other Adjustments

In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Americas Thematic and Strategy Index Committee’s discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Corporate Actions

Except as otherwise described herein, index adjustments and corporate action treatments follow the S&P TMI. For more information about the S&P TMI, see “S&P Total Market Index (S&P TMI)” below.

S&P Total Market Index (S&P TMI)

The S&P TMI is a broad market index and includes all eligible U.S. common equities. S&P TMI is a float-adjusted market capitalization weighted index.  S&P chooses companies for inclusion in the S&P TMI with no financial viability criteria or minimum market capitalization requirements. The S&P TMI:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 27, 2006; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-total-market-index-tmi and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

The S&P TMI is designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks. The S&P TMI is reconstituted annually, after the close of the third Friday in September. The S&P TMI also rebalances quarterly on the third Friday of each calendar quarter. For both the annual reconstitution and quarterly rebalancing, the reference date is five weeks prior to the effective date. At each annual reconstitution, all eligible securities are selected and form the S&P TMI. Relevant criteria for additions to the S&P TMI that are employed by S&P include: using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float-adjusted market capitalization should be at least 0.10; the company must be a

U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); and the proposed constituent has an investable weight factor (“IWF”) of 10% or more. Tracking stocks and companies with multiple share class structures are eligible for inclusion. Additionally, at each quarterly rebalancing, certain securities that have undergone a change in the past quarter are eligible to be added to the S&P TMI. These securities include: IPOs, new listings on eligible exchanges, issues that moved from pink sheets or bulletin board, issues that emerged from bankruptcy status and companies whose domicile has changed to the U.S. Current index constituents are not evaluated for continued inclusion during the quarterly rebalancings. A security previously excluded due to failing the IWF or liquidity criteria is not reviewed again until the following annual reconstitution. Certain types of organizational structures and securities are always excluded from the S&P TMI, including business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P TMI when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P TMI continuity.

Calculation of the S&P TMI

The S&P TMI is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P TMI. The value of the S&P TMI on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P TMI times the number of shares of such stock included in the S&P TMI, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P TMI.

The S&P TMI is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P TMI reflects the total market value of all index stocks relative to the index’s base date of May 31, 2005.

In addition, the S&P TMI is float-adjusted, meaning that the share counts used in calculating the S&P TMI reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P TMI calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P TMI

In order to keep the S&P TMI comparable over time S&P engages in an index maintenance process. The S&P TMI maintenance process involves an annual reconstitution and quarterly rebalancing as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P TMI, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P TMI methodology, at least once within any 12 month period, the U.S. Index Committee reviews the S&P TMI methodology to ensure the S&P TMI continues to achieve the stated objective, and that the data and methodology remain effective. The U.S. Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P TMI, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P TMI. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P TMI not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P TMI’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least US $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P TMI. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P TMI from changing as a result of the corporate action. This helps ensure that the movement of the S&P TMI does not reflect the corporate actions of individual companies in the S&P TMI.

Initial Public Offerings

Eligible IPOs are added to the S&P TMI at the next rebalancing, subject to the reference date. Certain large IPOs may be eligible for fast track entry, subject to the following conditions:

•

Only newly public IPOs and direct placement listings will be considered eligible for fast track entry. Formerly bankrupt companies that switch from an over-the-counter exchange or a non-covered exchange to an eligible exchange are ineligible.

•

Fast track IPO additions must meet a minimum float-adjusted market capitalization threshold of $2 billion, calculated using the shares offered (excluding over-allotment options) and the closing price on the first day of trading on an eligible exchange.

•

Fast track direct placement listings additions must meet a minimum float-adjusted market capitalization threshold of $2 billion, calculated using the shares available to the public as determined by its IWF and the closing price on the first day of trading on an eligible exchange.

•	In addition, the IPO will need to meet all other eligibility criteria for the S&P TMI except for the liquidity requirement.

If all necessary public information is available, S&P verifies that the fast track conditions have been met. Once S&P Dow Jones Indices announces the IPO is eligibility for fast track addition, the IPO is added to the S&P TMI with five business days lead time. At the discretion of the U.S. Index Committee, fast track IPO additions eligible to be added during a quarterly rebalancing freeze period may instead be added on the rebalancing effective date.

Spin-Offs

As a general policy, a spin-off security is added to the S&P TMI on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P TMI for at least one trading day. The spin-off security will remain in the S&P TMI if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P TMI, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the S&P TMI will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the S&P TMI. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the S&P TMI. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the S&P TMI does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the S&P TMI.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P TMI must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P TMI.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P TMI at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P TMI is made at the discretion of the index manager and/or the U.S. Index Committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P TMI is recalculated.  In the event any such event is discovered beyond the two trading day period, the U.S. Index Committee shall decide whether the S&P TMI should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the U.S. Index Committee shall determine whether or not to recalculate the S&P TMI following specified guidelines. In the event that the S&P TMI is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P TMI are calculated by S&P based on the closing price of the individual constituents of the S&P TMI as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P TMI calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P TMI. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the S&P TMI level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P TMI values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

S&P/TSX Composite Index

The S&P/TSX Composite Index is a broad market measure for the Canadian equity markets and is calculated in Canadian dollars (C$). The S&P/TSX Composite Index:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on January 1, 1977; and

•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-tsx-composite-index and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

Additions to the S&P/TSX Composite Index

Additions to the S&P/TSX Composite Index are generally only made as part of the quarterly rebalancing of the S&P/TSX Composite Index, which occurs in the months of March, June, September and December. The S&P/TSX Canadian Index Committee may nevertheless choose to review and add a security to the S&P/TSX Composite Index in between quarterly review periods.

•	Market Capitalization. To be eligible for inclusion in the S&P/TSX Composite Index, a security must meet the following two criteria:
o

Based on the volume weighted average price of the security on the Toronto Stock Exchange (“TSX”) over the last 10 trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.04% of the S&P/TSX Composite Index, after including the float-adjusted market value of that security in the total float-adjusted market value of the S&P/TSX Composite Index.

o	The security must have a minimum volume weighted average price of C$1 over the past three months and over the last 10 trading days of the month-end prior to the quarterly review.
•

Liquidity. Stocks must have sufficient liquidity on the TSX to assure reliable price discovery through trading on the TSX. Liquidity is measured by float turnover, which must be 0.50 for index eligibility. For dual-listed stocks, liquidity must also be at least 0.25 when using Canadian volume only. In addition, the S&P/TSX Canadian Index Committee may exclude securities if, in the opinion of the S&P/TSX Canadian Index Committee, liquidity is not sufficient.

•	Domicile. In order to be eligible for inclusion in the S&P/TSX Composite Index, a company should have the following characteristics:
1.	Incorporated, formed or established in Canada.
2.	Financial statements and other continuous disclosure documents are filed with the appropriate provincial securities regulator without reliance on a foreign issuer or other exemption.
3.	The primary stock exchange listing is on the TSX.
4.	The company has a substantial presence in Canada based on the location of (i) its head office or principal executive offices or (ii) a substantial portion of its fixed assets and revenues.

Where the only factor suggesting that a company is not Canadian is its domicile of incorporation, the S&P/TSX Canadian Index Committee may determine that the company is Canadian for index purposes. Similarly, if a company is incorporated, formed or established in Canada but does not otherwise meet the characteristics above, the S&P/TSX Canadian Index Committee may determine that the company is not Canadian for index purposes.

•

Ineligible Securities. Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts, USD-denominated securities and other securities deemed inappropriate by the S&P/TSX Canadian Index Committee, from time to time, are not eligible for inclusion in the S&P/TSX Composite Index. Installment receipts are not eligible for inclusion in the S&P/TSX Composite Index, but can be used in lieu of common share trading history. Securities that are “paper-clipped” combinations of equity and debt, and which can be separated by holders, are not eligible. “Stapled” securities, in which a combination of securities trade as one and cannot be broken apart, are eligible for inclusion. Income deposit securities (IDS), enhanced income securities (EIS) and income participating securities (IPS) are paper-clipped and, therefore, are ineligible. To be included in the eligible securities pool, securities must be listed on the TSX for at least six full calendar months as of the month-end prior to the applicable quarterly review. In evaluating companies graduating from the TSX Venture Exchange to the TSX, only trading that occurred after listing on the TSX is included in the liquidity calculation.

Deletions from the S&P/TSX Composite Index – Buffer Rules

•	Market Capitalization. To be eligible for continued inclusion in the S&P/TSX Composite Index, a security must meet the following two criteria:

o

Based on the volume weighted average price of the security on the TSX over the last 10 trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.025% of the S&P/TSX Composite Index, after including the float-adjusted market value of that security in the total float-adjusted market value of the S&P/TSX Composite Index.

o	The security must have a minimum volume weighted average price of C$1 over the previous three calendar months prior to the quarterly review.

•

Liquidity. To be eligible for continued inclusion in the S&P/TSX Composite Index, a security must have liquidity of at least 0.25. For dual-listed stocks, liquidity must also be at least 0.125 when using Canadian volume only.

Index Calculation

The S&P/TSX Composite Index is calculated using a base-weighted aggregative methodology. The value of the S&P/TSX Composite Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P/TSX Composite Index times the number of shares of such stock included in the S&P/TSX Composite Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P/TSX Composite Index.

The S&P/TSX Composite Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital, as described below.

In addition, the S&P/TSX Composite Index is float-adjusted, meaning that the share counts used in calculating the S&P/TSX Composite Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P/TSX Composite Index calculations.

The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P/TSX Composite Index

The S&P/TSX Composite Index is maintained by the S&P/TSX Canadian Index Committee, which is comprised of four members representing S&P Dow Jones Indices LLC and three members representing the TSX. The S&P/TSX Canadian Index Committee is responsible for setting rules and policies for the S&P/TSX Composite Index and the S&P/TSX Composite Index, determining the composition of the S&P/TSX Composite Index and the S&P/TSX Composite Index and administering the methodology. In addition, at least once within any 12 month period, the S&P/TSX Canadian Index Committee reviews the methodology to ensure the S&P/TSX Composite Index continues to achieve the stated objective, and that the data and methodology remain effective. In fulfilling its responsibilities, the S&P/TSX Canadian Index Committee has full and complete discretion to amend, apply or exempt the application of the methodology and other index policies as circumstances may require, and add, remove or by-pass any security in determining the composition of the S&P/TSX Composite Index and the S&P/TSX Composite Index.

Rebalancing of the S&P/TSX Composite Index occurs quarterly in March, June, September and December. Securities under consideration for addition to or deletion from the S&P/TSX Composite Index are assessed by the S&P/TSX Canadian Index Committee on the basis of the six-month data ending the month prior to the quarterly review. The quarterly rebalancing changes take effect on the first business day following the third Friday of March, June, September and December. Securities removed from the S&P/TSX Composite Index as a result of the quarterly review are not eligible for reinclusion for a period of 12 full calendar months following removal. The S&P/TSX Canadian Index Committee may, nevertheless, add a security at an earlier date if, in the opinion of the S&P/TSX Canadian Index Committee, the issuer’s business has been substantially restructured.

Intra-quarter changes are made on an as-needed basis. A security is removed from the S&P/TSX Composite Index at the first practical date following the S&P/TSX Canadian Index Committee’s determination that a corporate action has been successful. Additions to the S&P/TSX Composite are generally only made as part of the quarterly review. IWF updates are only made annually at the September quarterly review.

In addition to the above, the S&P/TSX Composite Index maintenance process involves divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P/TSX Composite Index.

Divisor Adjustments

Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the float-adjusted market value of the affected index stock and consequently of altering the aggregate float-adjusted market value of the index stocks following the event. In order that the level of the S&P/TSX Composite Index not be affected by the altered float-adjusted market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event float-adjusted market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P/TSX Composite Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The S&P/TSX Composite Index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(c)	at least US $150 million, and
(d)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Canadian security filings provide data on complete holdings of officers and directors and holdings greater than 10% of other shareholders. However, a substantial number of Canadian companies are also listed on exchanges in the U.S. or other countries and may have shareholders with different reporting threshold requirements. For Canadian companies where holdings data at the 5% threshold are available, the float adjustment is based on 5%. Float adjustment of officers and directors of Canadian companies follows the rules listed above; holdings of less than 5% by officers and directors are removed from the float if there are other reported control holders of 5% or more. For Canadian companies listed only on Canadian exchanges, the annual review of the IWF will return to float status any individual shareholding under 10% that has not been disclosed in the previous 12 months. Note that shareholdings of officers and directors, as a group, will still be subject to the 5% ownership threshold since they are disclosed at least annually in the Canadian Annual Information Form.

Adjustments for Corporate Actions for the S&P/TSX Composite Index

There is a large range of corporate actions that may affect companies included in the S&P/TSX Composite Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P/TSX Composite Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P/TSX Composite Index does not reflect the corporate actions of individual companies in the S&P/TSX Composite Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P/TSX Composite Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P/TSX Composite Index for at least one trading day. The spin-off security will remain in the S&P/TSX Composite Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P/TSX Composite Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the S&P/TSX Composite Index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding

Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the S&P/TSX Composite Index. The change to the index market capitalization causes a divisor adjustment.

Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the S&P/TSX Composite Index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend

When a company pays an ordinary cash dividend, the S&P/TSX Composite Index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the S&P/TSX Composite Index.

Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Press Releases Announcing Changes

Whenever possible, announcements of additions or deletions of stocks or other index adjustments are made five trading days before the changes are implemented. In those cases when it is not possible to trade a stock five days before an announcement, the announcement period may be shortened. However, the implementation of an index adjustment is never earlier than the market close of the day following the announcement. Announcements of additions and deletions are generally made after market close. Press releases are released to major news services.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P/TSX Composite Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/TSX Composite Index is made at the discretion of the index manager and/or S&P/TSX Canadian Index Committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P/TSX Composite Index is recalculated.  In the event any such event is discovered beyond the two trading day period, the S&P/TSX Canadian Index Committee shall decide whether the S&P/TSX Composite Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P/TSX Canadian Index Committee shall determine whether or not to recalculate the S&P/TSX Composite Index following specified guidelines. In the event that the S&P/TSX Composite Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P/TSX Composite Index are calculated by S&P based on the closing price of the individual constituents of the S&P/TSX Composite Index as set by the TSX. Real-time calculations of the S&P/TSX Composite Index use prices obtained from ICE or Refinitiv. If an exchange suffers a failure or interruption, real-time calculations for the S&P/TSX Composite Index will be impacted until the issue is resolved. During such disruption events, S&P will continue to calculate and publish index values with the latest available prices. This may result in the S&P/TSX Composite Index flat-lining (e.g. no change in value) in a complete outage or partially updating in the event some index constituents are not impacted by the disruption. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/TSX Composite Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

International exchanges do not have the same secondary exchange default capabilities as U.S. exchanges. In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)	If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.

(ii)

If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement between S&P and GS Finance Corp.

The S&P North American Technology Sector Index, the S&P Total Market Index and the S&P/TSX Composite Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P North American Technology Sector Index, the S&P Total Market Index or the S&P/TSX Composite Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P North American Technology Sector Index, the S&P Total Market Index and the S&P/TSX Composite Index is the licensing of the S&P North American Technology Sector Index, the S&P Total Market Index and the S&P/TSX Composite Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P North American Technology Sector Index, the S&P Total Market Index and the S&P/TSX Composite Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P North American Technology Sector Index, the S&P Total Market Index and the S&P/TSX Composite Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P North American Technology Sector Index, the S&P Total Market Index or the S&P/TSX Composite Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P NORTH AMERICAN TECHNOLOGY SECTOR INDEX, THE S&P TOTAL MARKET INDEX OR THE S&P/TSX COMPOSITE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P NORTH AMERICAN TECHNOLOGY SECTOR INDEX, THE S&P TOTAL MARKET INDEX OR THE S&P/TSX COMPOSITE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

NASDAQ-100 Technology Sector Index

The NASDAQ-100 Technology Sector Index (the “index”) is designed to measure the performance of the technology companies in the NASDAQ-100 Index®. The NASDAQ-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The stocks in the index are classified as a Technology company according to the Industry Classification Benchmark (ICB). The index is a “price return” index and is an equal weighted index. The index is calculated, maintained and published by Nasdaq, Inc. The base date for the index is February 22, 2006, with a base value of 1000.00, as adjusted. We have derived all information contained in this pricing supplement regarding the index from publicly available information. Additional information about the index is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDXT. We are not incorporating by reference the website or any material it includes in this pricing supplement.

As of September 14, 2020, 41 stocks were included in the NASDAQ-100 Technology Sector Index. The top ten constituent stocks of the NASDAQ-100 Technology Sector Index as of September 14, 2020, by weight, are: Advanced Micro Devices, Inc. (3.34%), NVIDIA Corporation (3.23%), Apple Inc. (3.07%), Cognizant Technology Solutions Corporation (2.98%), Qualcomm Incorporated (2.97%), DocuSign, Inc. (2.93%), Broadcom Inc. (2.78%), Ansys, Inc. (2.66%), Workday, Inc. (2.64%) and Adobe Inc. (2.64%).

Security Eligibility Criteria

In order to be eligible for the NASDAQ-100 Technology Sector Index, a security must be a member of the NASDAQ-100 Index®. The security must be classified as a Technology company (those companies that are classified under Industry code 9000) according to the ICB.

Index Calendar

The NASDAQ-100 Technology Sector Index follows the same reconstitution and rebalancing schedule as the NASDAQ-100 Index®.

Constituent Selection

All securities that meet the security eligibility criteria are included in the NASDAQ-100 Technology Sector Index.

Constituent Weighting

Constituent Weighting Scheme

The NASDAQ-100 Technology Sector Index is an equal-weighted index.

Constituent Weighting Process

The NASDAQ-100 Technology Sector Index is rebalanced quarterly such that all issuers within the NASDAQ-100 Technology Sector Index have an equal index market capitalization. In cases where multiple share classes of an issuer are included in the NASDAQ-100 Technology Sector Index, the index market capitalization of that issuer will be divided equally among the securities representing it. Index shares are calculated by dividing each index security's market capitalization by its last sale price at the close of trading on the third Friday in March, June, September and December.

NASDAQ-100 Technology Sector Index Calculation

The discussion below describes the “price return” calculation of the NASDAQ-100 Technology Sector Index. As compared to the gross total return or net total return versions of the NASDAQ-100 Technology Sector Index, the price return version is ordinarily calculated without regard to ordinary cash dividends on the NASDAQ-100 Technology Sector Index stocks. However, all NASDAQ-100 Technology Sector Index calculations reflect special cash dividends.

The NASDAQ-100 Technology Sector Index is an equal weighted index. The value of the NASDAQ-100 Technology Sector Index equals the NASDAQ-100 Technology Sector Index market value divided by the NASDAQ-100 Technology Sector Index divisor. The overall NASDAQ-100 Technology Sector Index market value is the aggregate of each NASDAQ-100 Technology Sector Index stock’s market value, adjusted by the NASDAQ-100 Technology Sector Index stock’s equal-weighting factor used to assign an equal weight at the previous rebalancing, as may be adjusted for any corporate actions. A

NASDAQ-100 Technology Sector Index stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NASDAQ-100 Index®. In other words, the value of the NASDAQ-100 Technology Sector Index is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ-100 Technology Sector Index stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any) multiplied by (c) such stock’s equal weighting factor, divided by (ii) the divisor of the NASDAQ-100 Technology Sector Index.

The price return NASDAQ-100 Technology Sector Index divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ-100 Technology Sector Index divided by (ii) the previous day NASDAQ-100 Technology Sector Index value.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

Index Maintenance

Deletion Policy

If a component of the NASDAQ-100 Technology Sector Index is removed from the NASDAQ-100 Index® for any reason, it is also removed from the NASDAQ-100 Technology Sector Index at the same time.

Replacement Policy

When a component of the NASDAQ-100 Index® that is classified as Technology according to ICB is removed from the NASDAQ-100 Index®, it is also removed from the NASDAQ-100 Technology Sector Index and as such, if the replacement company being added to the NASDAQ-100 Index® is classified as Technology according to ICB, it is added to the NASDAQ-100 Technology Sector Index and will assume the weight of the removed company on the index effective date.

When a component of the NASDAQ-100 Index® that is not classified as Technology according to ICB is removed and the replacement company being added to the NASDAQ-100 Index® is classified as Technology according to ICB, the replacement company is added to the NASDAQ-100 Technology Sector Index at the next quarterly rebalancing.

When a component of the NASDAQ-100 Index® that is classified as Technology according to ICB is removed from the NASDAQ-100 Index® and the replacement company being added to the NASDAQ-100 Index® is not classified as Technology according to ICB, the company is removed from the NASDAQ-100 Technology Sector Index and the divisor of the NASDAQ-100 Technology Sector Index is adjusted to ensure index continuity.

Corporate Actions

In the interim periods between scheduled index reconstitution and rebalancing events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the NASDAQ-100 Technology Sector Index.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the NASDAQ-100 Technology Sector Index if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index security is adjusted downward for the amount of the special cash dividend and a corresponding adjustment is made to the index shares such that the market value of the security does not change, or changes only minimally resulting in no change or a minimal change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq treats liquidation distributions in the same manner as special dividends.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the NASDAQ-100 Technology Sector Index before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.

The index shares are increased by applying a corresponding inverse adjustment factor, such that the weight of the security remains similar before and after the event resulting in no change or a minimal change to the divisor.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out of the money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.

Stock Distribution of Another Security

An issuer may distribute shares of a different class or class of shares of another existing company to shareholders of the index security.

The price of the index security will be adjusted downward to reflect the value of the distribution. The value of the distribution is calculated as the last sale price of the distributed security multiplied by the distribution ratio. The index shares will be increased by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Spin-offs

A spin-off or de-merger occurs when an issuer (the parent) “spins off” a business it owns into a separate new issuer (the spinco). The spinco takes assets, intellectual property, technology, and/or existing products from the parent and forms its own company. Shares of the spinco are distributed to the shareholders of the parent at a ratio established by the parent. It is expressed as the ratio of new shares in the spinco to the existing shares in the parent.

If the parent is an index security and there is a when-issued market for the spinco, the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued last sale price of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment. The spinco is not added to the NASDAQ-100 Technology Sector Index.

If there is no when-issued market for the spinco, then no price or index share adjustment is made to the index security. The spinco is not added to the NASDAQ-100 Technology Sector Index.

Tracking Stocks

A separate line of stock which is issued for the purpose of “tracking” the financial performance of a particular business line, division or subsidiary of a company is often referred to as a “tracking stock.” The pro-rata distribution of a newly issued tracking stock to existing shareholders of the “parent” company is handled in accordance with the guidelines for spin-offs. A similar distribution of a pre-existing tracking stock is handled as a stock distribution of another security.

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the issuer of the index security is the company being acquired, the index security is removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion occurs once results have been received that indicate the acquisition will likely be successful. If the approval is by written consent, then the removal occurs as soon as reasonably practical thereafter.

When the acquiring company is an index security no increase in index shares will occur.

Additions / Deletions

The deletion and simultaneous addition at other than the index evaluation where the NASDAQ-100 Technology Sector Index will not result in a divisor change as the addition will assume the weight of the deletion. Securities are added or removed from the NASDAQ-100 Technology Sector Index at their last sale price on the day prior to the effective date of the change.

If an index security, at the time of its removal from the NASDAQ-100 Technology Sector Index, is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index security after the close of all the trading markets in the NASDAQ-100 Technology Sector Index but prior to the time the official closing value of the NASDAQ-100 Technology Sector Index is disseminated.

Index Share Adjustments

Other than as a direct result of corporate actions, the NASDAQ-100 Technology Sector Index does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

Bankruptcy

In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the NASDAQ-100 Technology Sector Index at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. When no sufficiently reliable price exists, the security is removed at a price of zero.

Sanctions

Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the NASDAQ-100 Technology Sector Index.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure NASDAQ-100 Technology Sector Index and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the NASDAQ-100 Technology Sector Index, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect index constituents, statistics comparing the composition of the name of our index to the market, companies that are being considered as candidates for addition to the name of our index, and any significant market events.

Discretionary Adjustment

The index methodology was created by Nasdaq to achieve the aforementioned objective of measuring the underlying purpose of the NASDAQ-100 Technology Sector Index. Any deviations from the index methodology are made in the sole judgment and discretion of Nasdaq so that the NASDAQ-100 Technology Sector Index continues to achieve its objective.

NASDAQ-100 Index®

The NASDAQ-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NASDAQ-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The NASDAQ-100 Index® is calculated, maintained and published by Nasdaq, Inc. The base date for the NASDAQ-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. We have derived all information contained in this pricing supplement regarding the NASDAQ-100 Index® from publicly available information. Additional information about the NASDAQ-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Security Eligibility Criteria

Eligible security types generally include American depositary receipts, common stocks, ordinary shares, tracking stocks, shares of beneficial interest, and limited partnership interests. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks.

If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria.

The issuer of the security's primary U.S. listing must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market. If the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a registered options market in the U.S. or be eligible for listed options trading on a registered options market in the U.S.

The security must be classified as a non-financial company (those companies that are classified under any industry code other than 8000) according to the Industry Classification Benchmark, a product of FTSE International Limited licensed for this use.

There is no market capitalization eligibility criterion. Each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date).

The security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. There is no float eligibility criterion.

The issuer of the security generally may not currently be in bankruptcy proceedings.

The issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Nasdaq Index Management Committee.

Index Calendar

Nasdaq selects constituents once annually in December. The security eligibility criteria are applied using market data as of the end of October and TSO as of the end of November. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

The NASDAQ-100 Index® is rebalanced on a quarterly basis in March, June, September and December. The NASDAQ-100 Index® rebalance uses the TSO and last sale price of all index securities as of the prior month-end (February, May, August and November respectively). Index rebalance changes are announced in early March, June, September and December and become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on the weighting restrictions described in the index rebalance procedure if it is determined to be necessary to maintain the integrity of the NASDAQ-100 Index®.

Constituent Selection

A reconstitution is conducted on an annual basis, at which time all eligible issuers, ranked by market capitalization, are considered for index inclusion based on the following order of criteria.

•	The top 75 ranked issuers will be selected for inclusion in the NASDAQ-100 Index®.
•	Any other issuers that were already members of the NASDAQ-100 Index® as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the NASDAQ-100 Index®.
•

In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by current index members that were in the top 100 at the previous reconstitution but are ranked in positions 101-125 in the current reconstitution.

•

In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NASDAQ-100 Index® as of the reference date.

Constituent Weighting

Constituent Weighting Scheme

The NASDAQ-100 Index® is a modified market capitalization-weighted index.

Constituent Weighting Process

The NASDAQ-100 Index®’s quarterly weight adjustment employs a two-stage weight adjustment scheme according to issuer- level constraints.

Index securities’ initial weights are determined using up to two calculations of market capitalization: TSO-derived market capitalization and index share-derived market capitalization. TSO-derived market capitalization is defined as a security’s last sale price times its total shares outstanding. Index share-derived market capitalization is defined as a security’s last sale price times its updated index shares as of the prior month end. Both TSO-derived and index share-derived market capitalizations can be used to calculate TSO-derived and index share-derived initial index weights by dividing each index security’s (TSO- or index share-derived) market capitalization by the aggregate (TSO- or index share-derived) market capitalization of all index securities.

When the rebalance coincides with the reconstitution, only TSO-derived initial weights are used. When the rebalance does not coincide with the reconstitution, index share-derived initial weights are used when doing so results in no weight adjustment; otherwise, TSO-derived weights are used in both stages of the weight adjustment procedure. Issuer weights are the aggregated weights of the issuers’ respective index securities.

Stage 1. If no initial issuer weight exceeds 24%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:

•	No issuer weight may exceed 20% of the NASDAQ-100 Index®.

Stage 2. If the aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% does not exceed 48%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following Stage 2 constraint, producing the final weights:

•	The aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% is set to 40%.

Annual Weight Adjustment

The NASDAQ-100 Index®’s annual weight adjustment employs a two-stage weight adjustment scheme according to security-level constraints. Index securities’ initial weights are determined via the quarterly weight adjustment procedure.

Stage 1. If no initial security weight exceeds 15%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:

•	No security weight may exceed 14% of the NASDAQ-100 Index®.

Stage 2. If the aggregate weight of the subset of index securities with the five largest market capitalizations is less than 40%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following constraints, producing the final weights:

•	The aggregate weight of the subset of index securities with the five largest market capitalizations is set to 38.5%.
•

No security with a market capitalization outside the largest five may have a final index weight exceeding the lesser of 4.4% or the final index weight of the index security ranked fifth by market capitalization.

NASDAQ-100 Index® Calculation

The discussion below describes the “price return” calculation of the NASDAQ-100 Index®. As compared to the gross total return or net total return versions of the NASDAQ-100 Index®, the price return version is ordinarily calculated without regard to ordinary cash dividends on the NASDAQ-100 Index® stocks. However, all NASDAQ-100 Index® calculations reflect special cash dividends.

The NASDAQ-100 Index® is a modified market capitalization-weighted index. The value of the NASDAQ- 100 Index® equals the NASDAQ-100 Index® market value divided by the NASDAQ-100 Index® divisor. The overall NASDAQ-100 Index® market value is the aggregate of each NASDAQ-100 Index® stock’s market value, as may be adjusted for any corporate actions. A NASDAQ-100 Index® stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NASDAQ-100 Index®. In other words, the value of the NASDAQ-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NASDAQ-100 Index®.

The price return NASDAQ-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ-100 Index® divided by (ii) the previous day NASDAQ-100 Index® value.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

Index Maintenance

Deletion Policy

If, at any time other than an index reconstitution, Nasdaq determines that an index security has or will undergo a fundamental alteration that would make it ineligible for index inclusion, the index security is removed as soon as practicable.

Such alterations may include:

•	A listings switch to an ineligible index exchange.
•	Merger, acquisition, or other major corporate event that would adversely impact the integrity of the NASDAQ-100 Index®.
•	If the security is reclassified as a financial company (those companies that are classified under Industry code 8000).
•	If the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® for two consecutive month ends.

In the case of mergers and acquisitions, the effective date for the removal of an index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

If at the time of the removal of the index issuer or security there is not sufficient time to provide advance notification of the replacement issuer or security so that both the removal and replacement can be effective on the same day, the index issuer or security being removed will be retained and persisted in the index calculations at its last sale price until the effective date of the replacement issuer or security’s entry to the NASDAQ-100 Index®.

Replacement Policy

Securities may be added to the NASDAQ-100 Index® outside of the index reconstitution when there is a deletion. The index security (or all index securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the NASDAQ-100 Index®. The issuer with the largest market capitalization as of the prior month end which is not in the NASDAQ-100 Index® will replace the deleted issuer.

For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, Nasdaq may decide to remove the index security from the NASDAQ-100 Index® in conjunction with the index reconstitution and/or index rebalance effective date.

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NASDAQ-100 Index®.

At the quarterly rebalancing, no changes are made to the NASDAQ-100 Index® from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the NASDAQ-100 Index® if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index security is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular

vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq treats liquidation distributions in the same manner as special dividends.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the NASDAQ-100 Index® before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.

The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index security by the current number of index shares, then dividing that product by the number of rights required to purchase one new index security. This results in a divisor adjustment.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out-ofthe money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.

Stock Distribution of Another Security

An issuer may distribute shares of a different class or class of shares of another existing company to shareholders of the index security.

The price of the index security will be adjusted downward to reflect the value of the distribution. The value of the distribution is calculated as the last sale price of the distributed security multiplied by the distribution ratio and no adjustment will be made to the index shares. This will result in a divisor adjustment.

Spin-offs

A spin-off or de-merger occurs when an issuer (the parent) “spins off” a business it owns into a separate new issuer (the spinco). The spinco takes assets, intellectual property, technology, and/or existing products from the parent and forms its own company. Shares of the spinco are distributed to the shareholders of the parent at a ratio established by the parent. It is expressed as the ratio of new shares in the spinco to the existing shares in the parent.

If the parent is an index security and there is a when-issued market for the spinco, the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued last sale price of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment. The spinco is not added to the NASDAQ-100 Index®.

If there is no when-issued market for the spinco, then no price or index share adjustment is made to the index security. The spinco is not added to the NASDAQ-100 Index®.

Tracking Stocks

A separate line of stock which is issued for the purpose of “tracking” the financial performance of a particular business line, division or subsidiary of a company is often referred to as a “tracking stock.” The pro-rata distribution of a newly issued tracking stock to existing shareholders of the “parent” company is handled in accordance with the guidelines for spin-offs. A similar distribution of a pre-existing tracking stock is handled as a stock distribution of another security.

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the issuer of the index security is the company being acquired, the index security is removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion occurs once results have been received that indicate the acquisition will likely be successful. If the approval is by written consent, then the removal occurs as soon as reasonably practical thereafter.

When the acquiring company is an index security, it may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.

Additions / Deletions

The addition or deletion of a security will generally result in a divisor change. Index securities are added or removed from the NASDAQ-100 Index® at their last sale price on the day prior to the effective date of the change.

Halted Securities

If an index security, at the time of its removal from the NASDAQ-100 Index®, is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index security after the close of all the trading markets in the NASDAQ-100 Index® but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated.

Index Share and TSO Changes

A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

Bankruptcy

In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the NASDAQ-100 Index® at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. When no sufficiently reliable price exists, the security is removed at a price of zero.

Sanctions

Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the NASDAQ-100 Index®.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure NASDAQ-100 Index® and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the NASDAQ-100 Index®, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect index constituents, statistics comparing the composition of the indexes to the market, companies that are being considered as candidates for addition to an index, and any significant market events.

Discretionary Adjustment

The index methodology was created by Nasdaq to achieve the aforementioned objective of measuring the underlying purpose of the NASDAQ-100 Index®. Any deviations from the index methodology are made in the sole judgment and discretion of Nasdaq so that the NASDAQ-100 Index® continues to achieve its objective.

License Agreement between Nasdaq, Inc. and GS Finance Corp.

The Product(s) is not sponsored, endorsed, sold or promoted by NASDAQ, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100 Technology Sector Index to track general stock market performance. The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, the NASDAQ-100 Technology Sector Index, NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the Product(s). NASDAQ has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100 Technology Sector Index or the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the NASDAQ-100 Technology Sector Index or the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Technology Select Sector Index

The Technology Select Sector Index (Bloomberg symbol, “IXT Index”), which we refer to as the underlier, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Information Technology sector. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The underlier and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Technology Select Sector Index and the S&P 500® Index is available on the following websites: spglobal.com/spdji/en/indices/equity/technology-select-sector-index and spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the underlier from the S&P website without independent verification.

S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate, and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the GICS® structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies.  The Global Industry Classification Sector structure changes were effective for the underlier as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. As a result of the above changes, certain companies from the Information Technology sector or the former Telecommunication Services sector were reclassified under the new Communication Services sector or the Consumer Discretionary sector. For example, due to the reclassification, Facebook Inc., Alphabet Inc., Verizon Communications Inc., AT&T Inc., Activision Blizzard Inc., Electronic Arts Inc., Twitter Inc., Centurylink Inc. and Take-Two Interactive Software were moved from the underlier to the Communication Services Select Sector Index, and eBay Inc. was moved from the underlier to the Consumer Discretionary Select Sector Index.

As of September 22, 2020, the top ten constituents of the underlier and their relative weight in the underlier were as follows:  Apple Inc. (23.41%), Microsoft Corporation (20.44%), Visa Inc. Class A (4.40%), NVIDIA Corporation (4.06%), Mastercard Incorporated Class A (3.86%), Adobe Inc. (3.04%), Salesforce.com Inc. (2.94%), PayPal Holdings Inc. (2.87%), Intel Corporation (2.77%) and Cisco Systems Inc. (2.17%).

Constituents with Weights Equal to or in Excess of 5% of the Underlier as of September 25, 2020

Apple Inc. and Microsoft Corporation are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these underlier stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced underlier stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing levels of Apple Inc. and Microsoft Corporation from January 1, 2015 through September 25, 2020. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing SEC file number 001-36743. The daily historical closing levels for Apple Inc. in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on August 31, 2020.

Historical Performance of Apple Inc.

According to publicly available information, Microsoft Corporation develops, licenses and supports software products, services and devices and designs and sells hardware devices.  Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing SEC file number 001-37845 for filings on or after July 26, 2016 and SEC file number 000-14278 for filings prior to July 26, 2016.

Historical Performance of Microsoft Corporation

S&P rebalances the underlier quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a weight greater than 24%, S&P caps that company’s float-adjusted market capitalization weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to ensure that no stock exceeds 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the underlier. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.5%. S&P then redistributes the excess weight proportionally to all stocks with weights below 4.5% and the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the underlier conforms to all diversification requirements.

Except for the rebalancing process described above, the underlier is calculated and maintained on the same basis as the S&P 500® Index, which is described below.

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index.  The S&P 500® Index is calculated, maintained and published by S&P.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400®

Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings

(collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(e)	at least US $150 million, and
(f)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.

Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P 500® Index is recalculated.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P 500® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P 500® Index following specified guidelines. In the event that the S&P 500® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500® Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(iii)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(iv)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The Technology Select Sector Index and the S&P 500® Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Technology Select Sector Index or the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the Technology Select Sector Index and the S&P 500® Index is the licensing of these indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Technology Select Sector Index and the S&P 500® Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the Technology Select Sector Index or the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Technology Select Sector Index or the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of recent volatility described above. As discussed above under “The Technology Select Sector Index Was Reconstituted in September 2018 and No Longer Provides Exposure to Certain Companies that Were Previously Included in the Technology Select Sector Index and Heavily Weighted in the Technology Select Sector Index”, the performance of the Technology Select Sector Index prior to its reconstitution in September 2018 might have been meaningfully different. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

Unless otherwise specified, the graphs below show the daily historical closing levels of each underlier from January 1, 2015 through September 25, 2020. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P North American Technology Sector Index

Historical Performance of the NASDAQ-100 Technology Sector Index

Historical Performance of the Technology Select Sector Index*

*We are not providing the historical closing levels of the Technology Select Sector Index prior to September 24, 2018, the date GICS® structure changes were effective for the Technology Select Sector. Before the changes to the GICS® were implemented, the Technology Select Sector Index was designed to measure the performance of the companies assigned to the Information Technology sector and Telecommunication Services sector. After the changes to GICS® were implemented, the Technology Select Sector Index was reconstituted so that it now measures the performance of the companies assigned to the Information Technology sector only. Moreover, a number of companies from the Information Technology sector were reclassified under the new Communication Services sector or the Consumer Discretionary sector and consequently removed from the Technology Select Sector Index. As a result, the performance of the Technology Select Sector Index prior to its reconstitution might have been meaningfully different.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the

Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-35 of the accompanying general terms supplement no. 8,671 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 3.75% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on September 30, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 1, 2020, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 1, 2020.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Terms and Conditions	PS-3
Limited Events of Default	PS-7
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-12
The Underliers	PS-19
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-67
Supplemental Plan of Distribution; Conflicts of Interest	PS-71
Validity of the Notes and Guarantee	PS-72
General Terms Supplement No. 8,671 dated July 1, 2020
Additional Risk Factors Specific to the Notes	S-4
Supplemental Terms of the Notes	S-13
Use of Proceeds	S-33
Hedging	S-33
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35
Conflicts of Interest	S-37

Prospectus Supplement dated July 1, 2020
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-10
United States Taxation	S-13
Employee Retirement Income Security Act	S-14
Supplemental Plan of Distribution	S-15
Validity of the Notes and Guarantees	S-17

Prospectus dated July 1, 2020
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	71
Description of Units We May Offer	87
GS Finance Corp.	92
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	122
Conflicts of Interest	125
Employee Retirement Income Security Act	126
Validity of the Securities and Guarantees	127
Independent Registered Public Accounting Firm	127
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	128

$30,000,000

GS Finance Corp.

Index-Linked Notes due 2025

guaranteed by

The Goldman Sachs

Group, Inc.

Goldman Sachs & Co. LLC